Exhibit 99.1

Empire Resorts Announces Receipt of $35 Million Loan

Company Repays All Obligations under Its Outstanding Convertible Senior Notes

MONTICELLO, N.Y., Nov. 19, 2010  -- Empire Resorts, Inc., (NASDAQ: NYNY) today announced that it has entered into a loan agreement with Kien Huat Realty III Limited (“Kien Huat”), the company’s largest stockholder, pursuant to which Kien Huat has provided the Company with a loan in the aggregate principal amount of $35 million (the “Loan”).  The Company used the proceeds of the Loan, together with available funds, to repay in full the company’s obligations under its 5½% convertible senior notes due 2014 (the “Notes).  The repayment of the Notes from the proceeds of the Loan was made in accordance with the terms of that certain settlement agreement entered into by the Company on September 23, 2010 among the trustee under the indenture governing the Notes and the beneficial owners of the Notes party thereto. In connection with the repurchase of the Notes, the Company and the beneficial owners of the Notes have resolved all outstanding claims and the beneficial owners of the Notes have agreed to release all liens on the Company’s assets.

Empire Resorts Chairman of the Board Emanuel R. Pearlman commented, “The Board of Directors is pleased to have closed this loan and repurchased our notes. It is an important initial step and leaves us well positioned to move the company forward.”

The Loan bears interest at the rate of 5% per annum, payable monthly.  The loan matures on the earlier to occur of the consummation of the Company’s proposed rights offering and June 30, 2011, subject to extension under certain circumstances.  The Company intends to conduct a rights offering upon terms to be determined by the board of directors of the Company.  In the rights offering, if conducted, the Company would distribute to all holders of the Company’s common stock a non-transferrable right to purchase additional shares of the Company’s common stock at a price of $0.8837 per share, which is equivalent to the conversion price of the restated notes that would have been issued pursuant to the settlement agreement if the Notes had not been repurchased.  Kien Huat has committed to exercise all of its basic rights to purchase additional shares allocated to Kien Huat with respect to its current ownership of the Company’s common stock.  If, upon the completion of the rights offering, the proceeds of the rights offering are insufficient to repay in full all amounts outstanding on the Loan, the full amount remaining unpaid will be extended for a term of two years at an interest rate of 5% per annum convertible into the Company’s common stock at a price equal to the $0.8837 per share exercise price of the rights to be issued in the rights offering.

Empire Resorts CEO Joseph D’Amato added, “The restructuring of our indebtedness is an important milestone for Empire Resorts.  As a result of this transaction, the company has over $7 million in working capital. We look forward to focusing on the completion of our rights offering which will further enhance the company’s financial position. We are optimistic that resolving these financing matters will allow Empire Resorts to focus on our ongoing efforts to enhance shareholder value.”

This news release shall not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the Company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Empire Resorts, Inc.
Investor Relations
Charles A. Degliomini
Executive Vice President
(845) 807-0001
cdegliomini@empireresorts.com